Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

August 1, 2003

Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815

Gentlemen:

     We are acting as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 21,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), of which 16,000,000 shares of Common Stock are to be sold by the Company (“Company Shares”) and 5,300,000 shares (“Selling Shareholders’ Shares”) are to be sold by the selling shareholders listed in the Registration Statement (the “Selling Shareholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on July 31, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The proposed form of Underwriting Agreement among the Company, the Selling Shareholders and the several Underwriters to be named therein, for which Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Wachovia Capital Markets LLC will act as representatives, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

Board of Directors
CapitalSource Inc.
August 1, 2003

5.	The proposed form of Omnibus Plan of Reorganization by and among the Company, CapitalSource Holdings LLC (“Holdings”) and the other parties thereto, and all other documents attached thereto as exhibits, providing for, among other things, the reorganization of Holdings as a “C” corporation as described in the Registration Statement (collectively, the “Reorganization Documents”).

6.	Resolutions of the Board of Directors of the Company adopted at meetings held on June 11, 2003 and July 18, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the execution and delivery of the Reorganization Documents, the consummation of the transactions contemplated thereby, the execution and delivery of the Underwriting Agreement, the issuance and sale of the Company Shares and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery of the Reorganization Documents, (ii) filings of all certificates of merger and other documents contemplated thereby with appropriate state authorities, (iii) issuance by the Company of the Selling Shareholders’ Shares pursuant to the terms of the Reorganization Documents, (iv) receipt by the Company of the consideration for the Selling Shareholders’ Shares specified in the Reorganization Documents and the resolutions of the Board of Directors referred to above, (v) final action of the Pricing Committee of the Board of Directors of the Company approving the price of the Company Shares to be sold pursuant to the Underwriting Agreement, (vi) execution and delivery by the Company of the Underwriting Agreement, (vii) effectiveness of the Registration Statement, (viii) issuance by the Company of the Company Shares pursuant to the terms of the Underwriting Agreement, and (ix) receipt by the Company of the consideration for the Company Shares specified in the Underwriting Agreement and the resolutions of the Board of Directors and the Pricing Committee thereof referred to above, the Shares will be validly issued, fully paid, and nonassessable.

Board of Directors
CapitalSource Inc.
August 1, 2003

     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P

HOGAN & HARTSON L.L.P